[WASTE MANAGEMENT LETTERHEAD]


                              FOR IMMEDIATE RELEASE

                                                        For Further Information:
                                                          Waste Management, Inc.
                                                                     Cherie Rice
                                                                  (713) 512-6548

                                                                      WMI #98-14

                   WASTE MANAGEMENT REAFFIRMS EARNINGS OUTLOOK

         HOUSTON, TEXAS (October 8, 1998) - Waste Management, Inc. (NYSE: WMI) today reaffirmed its earnings outlook for the second half of 1998 and for 1999. The Company's earnings expectations for the second half of 1998 continue to be $1.05 to $1.10 per diluted share and $3.00 to $3.05 per diluted share for the year ending December 31, 1999.

         John E. Drury, Chief Executive Officer of Waste Management, Inc. stated, "Our stock traded down sharply yesterday. We therefore felt it necessary to clarify to investors that we have not seen deterioration to the fundamentals of our business." He further added, "In fact, our domestic volumes continue to be very strong. While approximately 13% of our revenues are generated from our international operations, a recently completed hands-on review of these operations has given us confidence that our international business will meet our 1999 earnings expectations."

         It was also noted that the integration of the former USA Waste Services and the former Waste Management has been progressing very smoothly, and that the Company continues to expect to realize $800 million in annual synergies from the transaction in 1999 and $200 million in the fourth quarter of this year.

         Waste Management, Inc., based in Houston, is the global leader in providing waste management services. In North America the Company operates throughout the United States, the District of Columbia, Canada, Puerto Rico, and Mexico serving municipal, commercial, industrial and residential customers.

Certain statements provided in this release constitute forward-looking statements that involve a number of risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from expected results and are described in detail in the Securities and Exchange Commission filings which have been made by Waste Management.

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